UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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One Chemung Canal Plaza
Elmira, New York 14901

March 31, 2016

Dear Fellow Shareholder:

You are invited to attend the Annual Meeting of Shareholders of Chemung Financial Corporation on Thursday, May 12, 2016 at the Holiday Inn Elmira – Riverview, located at 760 East Water Street, Elmira, New York at 2:00 p.m.

The Annual Meeting will begin with a review of the matters to be voted upon by the shareholders, as described in the accompanying Notice of Annual Meeting of Shareholders and related Proxy Statement. In addition to the formal business matters upon which shareholder action is required, we will report to you on the condition of your Company, what we accomplished in 2015, and our plans for the future.

Your vote is important. We want to be sure that your shares are represented and that your vote is properly accounted for and, whether or not you plan to attend the Annual Meeting, we request that you vote your shares. You may vote your shares by telephone, by the Internet or by returning the enclosed proxy card, as further explained in the Proxy Statement. Please see the attached Notice of Annual Meeting of Shareholders and accompanying Proxy Statement for additional information regarding how to vote your shares.

We also encourage you to review the following Proxy Statement for a better understanding of the Company, its compensation practices and corporate governance structure, as well as a summary of the matters that will be voted on this year. We have attempted to present the information contained in the Proxy Statement in a straightforward and easily understood manner. However, much of the information presented is required by law to be included in a certain format. We appreciate your taking the time to read our Proxy Statement and hope that we have addressed the issues that interest you, our shareholders. Thank you for your support and investment in Chemung Financial Corporation.

Sincerely,

Ronald M. Bentley
Chief Executive Officer

CHEMUNG FINANCIAL CORPORATION
One Chemung Canal Plaza
Elmira, New York 14901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of the Shareholders of Chemung Financial Corporation (“the Annual Meeting”) will be held at the Holiday Inn Elmira – Riverview, 760 East Water Street, Elmira, New York, on Thursday, May 12, 2016 at 2:00 p.m., for the following purposes:

1.	Election of Directors [Proposal 1]:
a.    The election of four directors for a term of three years expiring in 2019;
b.    The election of one director for a term of two years expiring in 2018;

2.	To approve, on a non-binding advisory basis, the compensation of the Named Executive Officers of the Company (“Say-On-Pay”) [Proposal 2];

3.	Ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 [Proposal 3]; and
To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof. At the present time, the Board of Directors knows of no other business to come before the Annual Meeting.
Whether or not you plan to attend the Annual Meeting, it is important that your shares are represented at the Annual Meeting. Please vote by completing, signing and mailing the enclosed Proxy Card in the postage-paid envelope provided, or vote by telephone or via the Internet following the instructions on the Proxy Card. If you do attend the Annual Meeting, you may revoke your proxy and vote your shares in person.
The close of business on March 14, 2016 has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.
By Order of the Board of Directors
Kathleen S. McKillip
Secretary
March 31, 2016
Elmira, New York

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 12, 2016: The Company’s 2015 Annual Report to Shareholders on Form 10-K, an abbreviated report for the twelve-month period, and the form of Proxy for the Annual Meeting accompany this Proxy Statement. The 2016 Proxy Statement and 2015 Annual Report to Shareholders are available at http://www.astproxyportal.com/ast/01079.

CHEMUNG FINANCIAL CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 12, 2016
INFORMATION REGARDING THE ANNUAL MEETING
Time and Place of the Meeting
This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) of Chemung Financial Corporation (“Chemung Financial” or “the Corporation”) to be held on Thursday, May 12, 2016 at 2:00 p.m., at the Holiday Inn Elmira – Riverview, 760 East Water Street, Elmira, New York.
This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Shareholders are being mailed to shareholders on or about March 31, 2016. In the Proxy Statement, the “Bank” refers to Chemung Canal Trust Company, a subsidiary bank of Chemung Financial.
Shareholders Entitled to Vote
The record date for the Annual Meeting is March 14, 2016. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. On the record date there were 4,691,564 shares of common stock of the Corporation outstanding and entitled to vote. Each share of common stock of the Corporation is entitled to one vote on each matter that properly comes before the meeting.
Quorum
A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares are present at the Annual Meeting in person or represented by proxy. In other words, the holders of 2,345,783 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of the majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.
Proxies and Voting Procedures
Shares represented by properly executed proxies will be voted as directed. If a proxy does not specify how it is to be voted, it will be voted as the Board recommends – that is, “FOR” the election of the four director nominees for a three-year term and one director nominee for a two-year term as named in the Proxy Statement; “FOR” the approval of the advisory vote on the compensation of the Named Executive Officers (“NEOs”), which we refer to as the “Say-On-Pay” vote; and “FOR” the ratification of Crowe Horwath as our independent registered public accounting firm. A special rule for shares held in the name of a broker is described below. The Board knows of no other business to be brought before the Annual Meeting, but if any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies will have discretion to vote on those matters according to their best judgment.

We offer three alternative ways to vote your shares:
To Vote by Internet – If you hold Chemung Financial shares in your own name and not through a broker, bank or other agent, you can vote your shares electronically via the Internet at www.voteproxy.com by following the on-screen instructions. You should have your Proxy Card available when you access the web page. If you vote via the Internet, you do not need to return your Proxy Card.
To Vote by Telephone – If you wish to vote by telephone, call toll-free 1-800-776-9437 and follow the instructions. Have your Proxy Card available when you call.
To Vote by Mail – To vote by mail, please sign, date and mail your Proxy Card in the envelope provided as soon as possible.
The deadline for the telephone and Internet voting is 11:59 p.m. Eastern Daylight Time on May 11, 2016.
Changing Your Vote
A shareholder may revoke a proxy vote at any time before it is voted by: (1) delivering written notice of revocation bearing a later date than the proxy to the Secretary of the Company; (2) submitting a later-dated proxy by mail, telephone or via the Internet; or (3) by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself constitute a revocation of a proxy. To revoke your proxy, you must complete and submit a ballot at the Annual Meeting or submit a later-dated proxy.
Required Vote
There are no cumulative voting rights. Nominees for director will be elected by a plurality of votes cast at the Annual Meeting by holders of common stock of the Corporation present in person, or represented by proxy and entitled to vote on such election, meaning that the nominees for each directorship who receive the most votes will be elected. Only shares voted in favor of a nominee will be counted toward the achievement of a plurality. The advisory vote on the compensation of the NEOs (Say-On-Pay) (Proposal 2) and, the ratification of the appointment of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 3) require the affirmative vote of a majority of the votes cast at the meeting. Abstentions will not count in the determination of the approval of any of the proposals.
The Say-On-Pay vote (Proposal 2) is non-binding. The Say-On-Pay vote is being provided as required by Rule 14a‑21(a) of the Securities Exchange Act (the “Exchange Act”.) The next advisory vote on Say-On-Pay will occur at the 2017 Annual Meeting of the Shareholders.
Beneficial Owner: Shares Registered in the Name of Broker or Other Agent
If your shares are registered in the name of your broker, bank or other agent, you should receive a Proxy Card and voting instructions from your holder of record that must be followed in order for the record holder to vote the shares in accordance with your instructions. You should complete and mail the Proxy Card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent. If you hold shares through a brokerage firm, bank or other agent and wish to vote in person at the Annual Meeting, you must obtain a “legal” proxy from your broker, bank or other agent.
If you choose not to provide instructions to your broker, bank or other agent, or do not obtain a “legal” proxy to vote at the Annual Meeting, your shares are referred to as “uninstructed shares.” Whether your broker, bank or other agent has the discretion to vote these shares on your behalf depends on the ballot item. The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers. Brokers may not vote uninstructed shares on your behalf in director elections. For your vote to be counted, you must submit your voting instruction to your broker.

Vote Required and Board Recommendations

Proposal	Item	Votes Required for Approval	Board of Directors Recommendation	Effect of Abstentions	Effect of Uninstructed Shares Held by Broker, Bank or Other Agent
Proposal No. 1	Election of Directors	A plurality of votes cast by holders of shares of common stock of the Corporation entitled to vote	“FOR” all Director nominees	Not Voted	Not Voted
Proposal No. 2	Approval, on a non‑binding advisory basis, of the compensation of the NEOs, as disclosed in this Proxy Statement (Say-On-Pay)	An affirmative vote of a majority of all votes cast by the holders of common stock of the Corporation entitled to vote	“FOR” the non-binding advisory approval of the compensation of the NEOs as disclosed in this Proxy Statement	Not Voted	Not Voted
Proposal No. 3	Ratification of the appointment of the independent registered public accounting firm, Crowe Horwath LLP, as the Corporation’s independent auditor for the fiscal year ending December 31, 2016	An affirmative vote of a majority of all votes cast by the holders of common stock of the Corporation entitled to vote	“FOR” the ratification of the appointment of the independent registered public accounting firm, Crowe Horwath LLP, as the Corporation’s independent auditor for the fiscal year ending December 31, 2016	Not Voted	Discretionary Vote

Solicitation of Proxies

The cost of soliciting proxies will be paid by the Corporation. In addition to solicitations by mail, some of the directors, officers or employees of the Bank may conduct solicitations in person or by telephone or other appropriate means without remuneration. The Corporation may also request nominees, brokerage houses, custodians and fiduciaries to forward soliciting material to beneficial owners of stock and will reimburse such intermediaries for their reasonable expenses in forwarding proxy materials.

PROPOSAL 1:
ELECTION OF DIRECTORS
The Board is divided into three classes of directors, as equal in number as possible, with one class to be elected each year for a term of three years. The Board is not aware that any nominee named in this Proxy Statement will be unable or unwilling to serve as a director.

Shareholders will be entitled to elect four directors for a three-year term expiring at the 2019 Annual Meeting of Shareholders and one director for a two-year term expiring at the 2018 Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified. Unless authority to vote for the nominees is withheld, the shares represented by the enclosed Proxy Card, if properly executed and returned, will be voted “FOR” the election of the nominees. Should any nominee become unable to serve as a director, the persons named as proxies will vote for any alternative nominee who may be nominated by the Board.

The biography of each of the nominees and continuing directors listed below contains information regarding the individual’s service as a director, business experience, and other director positions, if any, held currently or at any time during the last five years, and individual experience, qualifications, and skills that contribute to the Board’s effectiveness as a whole.

Nominees for Election, Term Expires in 2019

Ronald M. Bentley, age 63, has served as a director since March 2007. He has served as the Chief Executive Officer (“CEO”) of the Corporation and the Bank since July 2015 and previously as both the President and CEO of the Corporation and the Bank from April 2007 to July 2015. Prior to that, he was President and COO of the Bank from July 2006 to April 2007. He was formerly the President of Retail Banking at NBT Bancorp Inc. from 2005 to 2006 and Executive Vice President of Retail Banking and Regional President at NBT Bancorp Inc. from 2003 to 2005. Qualifications to serve on the Board include thirty-five years of experience in the banking industry, and leadership, management, strategic planning and organizational skills.

Robert H. Dalrymple, age 65, has served as a director since 1995. Since 1994, he has been Secretary and Vice President of Dalrymple Holding Corporation, the parent company for several construction materials and highway construction companies. Mr. Dalrymple is the brother of David J. Dalrymple, also a director of the Company. Qualifications to serve on the Board include experience in all aspects of business ownership, strategic planning skills and financial management experience.

Clover M. Drinkwater, age 69, has served as a director since January 2005. She has been a Partner in the law firm of Sayles & Evans since 1986. Qualifications to serve on the Board include strong leadership skills, expertise in tax and legal matters and thirty years of legal experience in trust and estate administration.

Richard W. Swan, age 67, has served as a director since 1984. He has served as Chairman of the Board of Swan & Sons-Morss Co., Inc., an insurance brokerage agency, since 2007 and was formerly President of Swan & Sons-Morss Co., Inc. from 1983 until 2007. Qualifications to serve on the Board include business management skills, sales experience and all aspects of business ownership.

Nominee for Election, Term Expires in 2018

Kevin B. Tully, age 58, has served as a director since March 2016. He is a partner in Teal, Becker and Chiaramonte, CPA’s, PC, a Regional Accounting Firm in Albany, New York. He has worked in the field of public accounting for over thirty years. Qualifications to serve on the board include experience advising small and midsized businesses in all areas of tax and finance accounting.

Continuing Directors, Term Expires in 2018

David J. Dalrymple, age 62, has served as a director since 1993, and is currently Chairman of the respective Boards of the Corporation and the Bank. He is the President of Dalrymple Gravel and Contracting, a company specializing in producing construction materials for highway construction. Mr. Dalrymple is the brother of Robert H. Dalrymple, also a director of the Company. Qualifications to serve on the Board include over three decades of experience in business ownership, financial planning experience, and strong managerial and organizational skills.

John F. Potter, age 70, has served as a director since 1991. He has been President of Seneca Beverage Corporation, a wholesale distributor of beer and water products since 1968. Qualifications to serve on the Board include experience in all aspects of business ownership, business planning, entrepreneurial experience, management experience, sales and marketing, and customer relations skills.

Thomas R. Tyrrell, age 65, has served as a director since 2014. He has served, since 2014, as Vice President of Rose & Kiernan, Inc., a general insurance agency in the North East. He was formerly Albany Area Chairman of Arthur J. Gallagher & Co., a company specializing in providing contract surety and property and casualty insurance and risk management products and services to the construction industry with particular emphasis on the heavy highway, bridge and general building construction disciplines. Qualifications to serve on the Board include business management skills, sales experience, business ownership experience and service on several boards in the Albany area in the non-profit arena.

Continuing Directors, Term Expires 2017

Larry H. Becker, age 76, has served as a director since 2011. He is COO of Windsor Development Group, Inc., a regional full service real estate development company that specializes in the development, acquisition and management of supermarket-anchored properties. He has held this position since 1983. Prior to founding Windsor Development, Mr. Becker was a founding member of Teal, Becker & Chiaramonte CPAs, an accounting firm in the New York State Capital Region. Qualifications to serve on the Board include forty years of experience owning and managing various business entities in the Capital Region of New York State, experience in corporate finance and accounting, and his experience serving on the Board of Directors of Capital Bank & Trust Company.

Bruce W. Boyea, age 64, has served as a director since 2011. He has served as Chairman, President and CEO of Security Mutual Life Insurance Company of New York, a life insurance company, since 1999. He is also Chairman of Security Administrators, Inc., a subsidiary of Security Mutual that provides pension administration services to small and medium-sized companies. Qualifications to serve on the Board include strategic planning skills, financial management experience, business management, sales and marketing expertise, corporate oversight and leadership skills, and over thirty years’ experience in the insurance industry.

Stephen M. Lounsberry III, age 62, has served as a director since 1995. He is President of Applied Technology Manufacturing, a manufacturer of machined industrial and railroad component parts, a position he has held since 1981. Qualifications to serve on the Board include experience in management, marketing, sales, operations, and strategic planning. He was also a commercial bank internal auditor and vice president of a community bank, through which he gained experience and knowledge of all aspects of banking.

G. Thomas Tranter Jr., age 61, has served as a director since 2014. He has served as President of Corning Enterprises and Director of Government Affairs for Corning Incorporated, a diversified manufacturing company since 2004. From 2000 to May 2004 he served as Director of Government Affairs for Corning Incorporated. He formerly served twenty-six years in public administration and management, including being elected Chemung County Executive for three 4-year terms. Qualifications to serve on the Board include leadership, business development and managerial skills together with extensive experience in government relations and community development.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE NOMINEES

Directors Whose Term Expire as of the 2016 Annual Meeting

William D. Eggers, age 71, has served as a director since 2002. He has been Senior Counsel with the law firm of Nixon Peabody LLP since 2007 and prior thereto served as Senior Vice President and General Counsel of Corning Incorporated, a diversified manufacturing company, from 1997 until 2007. Qualifications to serve on the Board include nine years of experience as legal counsel to a Fortune 500 public company, including experience as counsel to audit and finance committees, and service for five years on the company’s risk management council. Mr. Eggers will retire on May 12, 2016 after attaining the maximum age to serve as a director.

Director Resignation

Eugene M. Sneeringer, Jr., age 61, has served as a director since 2011. His term would have expired at the annual meeting in 2017; however, he is resigning as a director on May 12, 2016. He has been, since 1979, a Principal in the firm of Sneeringer Monahan Provost Redgrave Title Agency, Inc. He is a practicing attorney specializing in real estate law, commercial lending and title insurance. Qualifications to serve on the Board include over thirty years’ experience in commercial transactions, real estate and financial workouts, knowledge and expertise in the mortgage industry, especially related to the Capital Region of New York State, and his experience serving on the Board of Directors of Capital Bank & Trust Company.

STOCK OWNERSHIP

Stock Ownership of Significant Shareholders, Directors and Named Executive Officers

The following table provides information regarding the ownership of the outstanding common stock of the Corporation as of March 14, 2016, the record date for the Annual Meeting. Information is included for: 1) owners of more than 5% of common stock of the Corporation (other than directors or officers); 2) directors, nominees for directors and NEOs; and 3) executive officers and directors as a group. Unless otherwise indicated, each of the beneficial owners named below has sole voting and investment authority with respect to the shares listed.

Name of Beneficial Owner	Number of Shares Beneficially Owned	[1]	Percentage of Shares Beneficially Owned
More than 5% Owner:
Chemung Canal Trust Company, Elmira, NY 14901	405,684	[2]	8.65%

Other Beneficial Owner:
Chemung Canal Trust Company Profit-Sharing, Savings and Investment Plan	144,871	[3]	3.09%

Directors, Nominees and Named Executive Officers:
Larry Becker	36,639	[4]	*
Ronald M. Bentley	47,923	[12]	1.02%
Bruce W. Boyea	3,424	[8]	*
David J. Dalrymple	368,478	[5]	7.85%
Robert H. Dalrymple	280,563	[6]	5.98%
Clover M. Drinkwater	11,163		*
William D. Eggers	12,401	[7]	*
Stephen M. Lounsberry III	15,567	[8]	*
John F. Potter	55,443	[8,9]	1.18%
Eugene M. Sneeringer Jr.	68,435	[10]	1.46%
Robert L. Storch	3,630	[15]	*
Richard W. Swan	76,033	[11]	1.62%
Kevin B. Tully	0	[14]	*
G. Thomas Tranter Jr.	13,129		*
Thomas R. Tyrrell	3,599		*
Richard G. Carr	8,219	[12]	*
Karl F. Krebs	3,601	[12]	*
Karen R. Makowski	8,800	[12]	*
Melinda A. Sartori	7,993	[12]	*
Anders M. Tomson	16,984	[12]	*
Directors and executive officers as a group (20 persons)	1,042,023	[13]	22.21%
*Less than 1% based upon 4,691,564 outstanding as of March 14, 2016
[1]
Under Rule 13d-3 of the Exchange Act, a person is considered a beneficial owner of a security if he/she has or shares voting power or investment power over the security or has the right to acquire beneficial ownership of the security within 60 days from the date of this filing. "Voting Power" is the power to vote or direct the voting of shares. "Investment Power" is the power to dispose or direct the disposition of shares.

[2]
Held by the Bank in various fiduciary capacities, either alone or with others. Includes 19,125 shares held with sole voting and dispositive powers and 386,559 shares held with shared voting power. There are 231,943 shares held with shared dispositive powers. Shares held in a co-fiduciary capacity by the Bank are voted by the co-fiduciary in the same manner as if the co-fiduciary were the sole fiduciary. Shares held by the Bank as sole trustee will be voted by the Bank only if the trust instrument provides for voting of the shares at the direction of the grantor or a beneficiary and the Bank actually receives voting instructions.

[3]
The Plan participants instruct the Bank, as trustee, how to vote these shares. If a participant fails to instruct the voting of the shares, the Bank votes these shares in the same proportion as it votes all of the shares for which it receives voting instructions. Plan participants have dispositive power over these shares subject to certain restrictions. This number does not include Messrs. Bentley, Krebs, Carr and Tomson and Madams Makowski and Sartori as their shares are reported in the table below.

[4]	Includes 13,007 shares held directly and 50% of the 47,265 shares held by Windsor Glens Falls Partnership LLC of which Mr. Becker is a general partner.
[5]
Includes 12,186 shares held directly; 21,350 shares held in trust over which Mr. Dalrymple has voting and dispositive powers; and, 334,942 shares held by the Dalrymple Family Limited Partnership of which David J. Dalrymple and his spouse are general partners.

[6]
Includes 244,182 shares held directly; 754 shares held in trust over which Mr. Dalrymple has voting and dispositive powers; and 24,758 shares held by Dalrymple Holding Corporation of which Robert H. Dalrymple is an officer, director and 50% principal shareholder. Includes 10,869 shares held by Mr. Dalrymple’s spouse as to which he disclaims beneficial ownership.

[7]	Includes 7,754 shares held directly and 4,647 shares held by Mr. Eggers’ spouse as Trustee FBO Mr. Eggers’ daughter as to which Mr. Eggers disclaims beneficial ownership.
[8]
Excludes shares that Messrs. Boyea (1,819), Lounsberry (13,518) and Potter (30,704) have credited to their accounts in memorandum unit form under the Corporation’s Directors’ Deferred Fee Plan. The deferred fees held in memorandum unit form will be paid solely in shares of the Corporation’s common stock pursuant to the terms of the Plan and the election of the Plan participants. Shares held in memorandum unit form under the Plan have no voting rights.

[9]	Includes 46,204 shares held directly and 9,238 shares held by Mr. Potter’s spouse, as to which Mr. Potter disclaims beneficial ownership.
[10]	Includes 56,319 shares held directly and 12,116 shares owned by Mr. Sneeringer’s spouse, as to which Mr. Sneeringer disclaims beneficial ownership.
[11]
Includes 33,988 shares held directly and 33,255 shares held in four trusts over which Mr. Swan has voting and dispositive power. Includes 4,316 shares held in trust for the benefit of Mr. Swan, as income beneficiary, and 4,474 shares held by Mr. Swan’s spouse as to which Mr. Swan disclaims beneficial ownership to both.

[12]
Includes all shares of common stock of the Corporation held for the benefit of each executive officer by the Bank as trustee of the Bank’s Profit Sharing, Savings and Investment Plan. Messrs. Bentley, Carr, Krebs, Tomson, Mrs. Makowski and Mrs. Sartori own 10,824, 3,713, 592, 4,741, 3,644 and 5,601 shares, respectively.

[13]	Includes 41,269 shares owned by spouses of certain officers and directors of which such officers and directors disclaim beneficial ownership.
[14]	Mr. Tully joined the Board on March 16, 2016.
[15]	Mr. Storch retired as a director on May 7, 2015.

INFORMATION REGARDING THE BOARD

Board Organization and Operation

Chemung Financial is managed under the direction of its Board. All members of the Board also serve on the Board of the Bank. The Board establishes policies and strategies and regularly monitors the effectiveness of management in carrying out these policies and strategies. Members of the Board are kept informed of the Corporation’s business activities through discussions with key members of the management team, by reviewing materials provided to the Board and by participating in meetings of the Board and its committees. The Board consists of fourteen members. The Company separates the roles of CEO and Chairman of the Board, which provides the appropriate balance between strategy development and independent oversight of management. The CEO is familiar with the Corporation’s business and industry and is responsible for identifying strategic priorities and leading the discussion and execution of strategy. The Chairman of the Board presides at all executive sessions of the Board, facilitating teamwork and communication between management and the Board, while providing guidance to the CEO. Mr. David J. Dalrymple served as Chairman of the Board in 2015.

The Company’s Governance Guidelines require that the Board consist of a majority of independent directors. Based upon a review of the responses of the directors to questions regarding affiliations, compensation history, employment, and relationships with family members and others, the Board determined that all directors except for Mr. Bentley meet the independence requirements of applicable laws and rules and NASDAQ listing requirements as determined by the Nominating and Governance Committee. A copy of the Corporate Governance Guidelines can be viewed on the Bank's website at:

•	https://www.snl.com/IRWebLinkX/corporateprofile.aspx?iid=100690.

During 2015, the Board of the Corporation held twelve meetings. The Board of the Bank also held twelve meetings in 2015. Each director attended at least 75% of the total Board meetings and meetings of the Board committees on which he or she served.

Board Committees

The committees of the Corporation’s Board are the Executive, Audit and Risk Management, Compensation and Personnel, and Nominating Committee.

Executive Committee: This committee serves in a dual capacity as the Executive Committee for the Corporation and the Bank. The Executive Committee may, during the interval between Board meetings, exercise all of the authority of the Board, except those powers that are expressly reserved to the Board under law or the Corporation’s bylaws. In 2015, members of the Executive Committee included Messrs. D. Dalrymple (Chair), Bentley, R. Dalrymple, Swan and Ms. Drinkwater. There was one meeting of the Executive Committee in 2015.

Audit and Risk Management Committee: The responsibilities of the Audit and Risk Management Committee (the “Audit Committee”) include the appointment of independent auditors, the pre-approval of all audit and non-audit services performed by the Corporation’s independent auditors, the review of the adequacy of internal accounting and disclosure controls of the Corporation and the oversight of risk management. All Audit Committee members are independent as defined by applicable laws and regulations. In 2015, members of the Audit Committee included Messrs. Becker (Chair), Eggers, Potter, Sneeringer and Tranter. Mr. Becker served as the Audit Committee’s “financial expert.” The Audit Committee determined that Mr. Becker met all required qualifications within the meaning of pertinent regulations. There were five meetings of the Audit Committee in 2015. See the Audit Committee Report on page 31.

A copy of the Audit and Risk Management Committee Charter can be viewed on the Bank’s website at:

•	https://www.snl.com/IRWebLinkX/corporateprofile.aspx?iid=100690

Compensation and Personnel Committee: The primary responsibilities of the Compensation and Personnel Committee (the “Compensation Committee”) are to exercise authority, in its sole discretion, to retain and terminate, or obtain the advice of, any adviser to be used to assist it in the performance of its duties, but only after taking into consideration factors relevant to the adviser’s independence from management as specified in NASDAQ Listing Rule 5605(d)(3), or any successor provision thereto; discharge the Board’s duties relating to the compensation of the executive officers, including recommending to the Board the compensation of the CEO; review the Bank’s compensation policies and programs affecting other employees; review management’s proposals for the election and promotion of officers and make recommendations to the Board; monitor compensation trends; and, select a peer group of companies against which to compare the Bank’s compensation for the CEO, executive officers and chief auditor. The Compensation Committee met five times in 2015. The members of the Compensation Committee meet the independence requirements of applicable laws and rules as determined by the Board. In 2015, members of the Compensation Committee included Messrs. Lounsberry (Chair), D. Dalrymple, R. Dalrymple, Eggers, Sneeringer and Swan.

A copy of the Compensation and Personnel Committee Charter can be viewed on the Bank’s website at:

•	https://www.snl.com/IRWebLinkX/corporateprofile.aspx?iid=100690.

Nominating and Governance Committee: The Nominating and Governance Committee consists of Messrs. Eggers (Chair), D. Dalrymple, R. Dalrymple, Lounsberry, Potter, Tyrrell and Ms. Drinkwater. The Nominating and Governance Committee met three times in 2015. The members of the Nominating and Governance Committee meet the independence requirements of applicable laws and rules as determined by the Board. In general, the Nominating and Governance Committee oversees the Corporation’s corporate governance matters on behalf of the Board and is responsible for the identification and recommendation of individuals qualified to become members of the Board. The Nominating and Governance Committee’s functions include: (i) identifying, evaluating and recommending qualified director nominees; (ii) considering shareholder nominees for election to the Board; (iii) reviewing the Nominating and Governance Committee structure and making recommendations to the Board for committee membership; (iv) recommending corporate governance guidelines to the Board; and (v) overseeing a self-evaluation process for the Board and its committees.

The Nominating and Governance Committee reviews annually with the Board the composition of the Board as a whole and considers whether the Board reflects an appropriate balance of knowledge, experience, skills, expertise and diversity. Among other factors, the Committee looks for director nominees who know the communities and industries that the Corporation serves. The Committee utilizes the following process when identifying and evaluating the individuals that it recommends to the Board as director nominees:

•
The Committee reviews the qualifications of each candidate who has been properly recommended or nominated by the shareholders, as well as those candidates who have been identified by management, individual members of the Board or, if the Committee determines, a search firm.

•	The Committee evaluates the performance and qualifications of individual members of the Board eligible for re-election at the annual meeting of shareholders.

•
The Committee considers the suitability of each candidate, including the current members of the Board, in light of the current needs of the Board. In evaluating the suitability of the candidates, the Committee considers many factors including character, judgment, independence, business expertise, experience, other commitments, and such other factors as the Committee determines are pertinent. Diversity of experience, skills, gender, race, ethnicity and age are factors, among others, considered in this process.

•	After such review and consideration, the Nominating and Governance Committee recommends that the Board select the slate of director nominees.

•
Shareholder recommendations for nominees to the Board must be directed in writing to the Corporate Secretary, One Chemung Canal Plaza, Elmira, New York 14901, and must include: (i) the name and address of the shareholder proposing a nominee for consideration; (ii) the number of shares owned by the notifying shareholder and the date the shares were acquired; (iii) any material interest of the notifying shareholder in the nomination and a statement in support of the nominee with references; (iv) the name, age, address and contact information for each proposed nominee; (v) the principal occupation or employment of each proposed nominee; (vi) the number of shares of the Corporation’s common stock that are owned by the nominee as of a record date; (vii) detailed information about any relationship or understanding between the proposing shareholder and the nominee; (viii) detailed information of any relationship between the nominee and the Corporation within the last three years; and, (ix) other information regarding the nominee as would be required to be included in the Proxy Statement pursuant to Regulation 14A of the Exchange Act.

Chemung Financial’s bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals and director nominations, which are properly brought before an annual meeting of shareholders. To be timely, a shareholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 120 calendar days prior to the date Proxy Statements were mailed to shareholders in connection with the previous year’s annual meeting of shareholders. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s Proxy Statement, notice by the shareholder to be timely must be so received a reasonable time before the solicitation is made.

A copy of the Nominating and Governance Committee Charter can be viewed on the Bank’s website at:

•	https://www.snl.com/IRWebLinkX/corporateprofile.aspx?iid=100690.

Compensation of Directors

The Compensation Committee periodically reviews the compensation of the Board and makes recommendations to the full Board with respect to the type and amounts of compensation payable to the directors for service on the Boards of Chemung Financial and the Bank and the respective Board committees.

Each non-employee director of the Corporation receives an annual retainer of $5,500. Each non-employee director receives a fee of $400 for each meeting of the Board and its committees attended and the chair of each committee receives $500 for each committee meeting attended. The Chairman of the Board receives an additional annual retainer of $2,750. One fee is paid for attendance at meetings that serve both the Corporation and the Bank. Mr. Bentley receives no cash compensation for his services as a director.

The Directors’ Deferred Fee Plan allows non-employee directors of each of Chemung Financial and the Bank to elect to defer receipt of fees payable to the director for service as a member of the Board of Directors of each Chemung Financial and the Bank. At the election of a director, the deferred fees are converted into units and allocated to a unit value account, which appreciates or depreciates, as would an actual share of common stock of the Corporation. A director’s unit value account is credited with declared dividends pursuant to a formula described in the Plan. The units are paid to the director in the form of common stock of the Corporation. The common stock of the Corporation payable under the Directors’ Deferred Fee Plan is paid to the director, either at a specified age or time elected by the director, at the termination of the director’s service with Chemung Financial and/or the Bank, or upon the occurrence of a change in control as defined in the Directors’ Deferred Fee Plan. The number of shares of common stock of the Corporation payable to a director with a unit value account under the Plan represents at all times a general unfunded obligation of the Bank, and each director participating in the Directors’ Deferred Fee Plan will be a general creditor of the Bank with respect to the value of his or her unit value account.

Pursuant to the provisions of the Chemung Financial Corporation Directors’ Compensation Plan, additional compensation is paid to each non-employee director in shares of the Corporation’s common stock in an amount equal to the total amount of cash fees earned by each director during the year, valued as of December 31, and paid in January. For his service as a director on the respective Boards of the Corporation and the Bank, Mr. Bentley is paid a director’s fee in shares of common stock of the Corporation in an amount equal in value to the average cash compensation awarded to non-employee directors who served as directors for twelve (12) months in the previous year.

Director Compensation Table

Directors	Fees Earned or Paid in Cash	Number of Shares Awarded (1)	Market Value of Shares (2)	Total
Larry Becker	$18,900	689	$18,900	$37,800
Bruce W. Boyea	$15,900	579	$15,900	$31,800
David J. Dalrymple	$25,150	916	$25,150	$50,300
Robert H. Dalrymple	$20,600	750	$20,600	$41,200
Clover M. Drinkwater	$16,700	608	$16,700	$33,400
William D. Eggers	$22,700	827	$22,700	$45,400
Stephen M. Lounsberry III	$22,300	812	$22,300	$44,600
John F. Potter	$19,800	721	$19,800	$39,600
Eugene M. Sneeringer Jr.	$17,100	623	$17,100	$34,200
Robert L. Storch(3)	$7,150	261	$7,150	$14,300
Richard W. Swan	$21,600	787	$21,600	$43,200
G. Thomas Tranter Jr.	$17,100	623	$17,100	$34,200
Thomas R. Tyrrell	$17,100	623	$17,100	$34,200
(1) The total number of shares awarded are determined by dividing the total amount of the annual retainer and fees by the grant price of the shares, as described in footnote (2) below. Any fractional shares are rounded up to the next whole share.

(2)  These amounts are based on the grant price of the shares, which is determined as the average of the closing prices of a share of the Corporation’s common stock as quoted on the NASDAQ Stock Market for each of the prior thirty trading days ending on December 31, 2015. Pursuant to this formula, the rounded, per share market value is equal to $27.47.

(3) Mr. Storch retired as a director on May 7, 2015.

Communicating with the Board

Shareholders may communicate in writing with the Board or with individual directors by contacting the Corporation’s Corporate Secretary at Chemung Financial Corporation, One Chemung Canal Plaza, Elmira, New York 14901. The Corporate Secretary will relay the question or message to the specific director identified by the shareholder or, if no specific director is requested, to the CEO.

Directors Attendance at Annual Meetings

The Corporation does not have a formal policy regarding attendance by a member of the Board at the Corporation’s annual meeting. The Corporation will continue to encourage such attendance. In 2015, twelve directors attended the Annual Meeting of Shareholders.

The Board’s Role in Risk Oversight

The Board has charged the Audit Committee with the oversight of risk management including cybersecurity risk. In 2009, the Board created the position of Chief Risk Officer (the “CRO”) reporting to the CEO and the Audit Committee. The CRO is responsible for developing and maintaining a comprehensive process for identifying, assessing, monitoring, and reporting key risks to the organization. The CRO ensures that risk limits are appropriate for the nature and complexity of the Bank’s business activities and are consistent with the risk parameters established by the Board. The CRO makes regular reports to the Board and Audit Committee regarding the status of risk management.

As it relates to the risks inherent in the Corporation’s incentive compensation plans, Audit Committee meetings are held to determine if the Corporation’s incentive compensation plans encourage excessive risk-taking. At the present time, the Audit Committee and the Board do not believe these plans create risks that are reasonably likely to have a material adverse effect on the Corporation due to the existence of internal controls and the fact that the incentive payments comprise a moderate portion of employees’ total compensation. See the “Compensation Discussion and Analysis” section for more information about the Corporation’s incentive compensation plans.

PROPOSAL 2:
APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) added Section 14A to the Exchange Act, which requires the Corporation to provide our shareholders an opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs (Say-On-Pay), as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (“SEC”). As described in greater detail under the heading “Compensation Discussion and Analysis”, the Corporation seeks to align the interests of our NEOs with the interests of the shareholders.

This vote is advisory, which means that the vote on executive compensation is not binding on the Corporation, our Board or the Compensation Committee of the Board. The vote on the resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of the Corporation’s NEOs, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. At the 2015 annual meeting, shareholders voted to approve the compensation program of the Corporation’s NEOs for the fiscal year ended December 31, 2014, including 2014 bonuses that were paid in 2015. The Corporation asks that shareholders again vote to approve the Corporation’s compensation program for its NEOs as described in this Proxy Statement.

The compensation of the Corporation’s NEOs is disclosed in the Compensation Discussion and Analysis, the summary compensation table and the other related tables and narrative disclosures contained elsewhere in this Proxy Statement. As discussed in those disclosures, the Board believes that our executive compensation philosophy, policies, and procedures provide a strong link between each NEOs’ compensation and our short and long-term performance. The objective of our executive compensation program is to provide compensation which is competitive based on our performance and aligned with the long-term interest of our shareholders.

The Corporation asks shareholders to indicate their support of our NEOs’ compensation as described in this Proxy Statement. This proposal will be presented at the Annual Meeting as a resolution in substantially the following form:

“RESOLVED, that the Company’s shareholders approve, on a non-binding advisory basis, the compensation of the Company’s NEOs, as disclosed in the Corporation’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and narrative discussion, and other related tables and disclosure.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE, ON A NON-BINDING ADVISORY BASIS, “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOS, AS DISCLOSED IN THIS PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

The Compensation Committee, currently consisting of Directors Lounsberry (Chair), D. Dalrymple, R. Dalrymple, Eggers, Sneeringer and Swan, met five times in 2015. The members of the Committee meet the independence requirements of applicable laws and rules as determined by the Board.

Compensation Philosophy and Objectives

As discussed previously, the Compensation Committee reviews and administers the Corporation’s compensation policies and practices for the NEOs. The NEOs named in the Summary Compensation Table are: Ronald M. Bentley, CEO; and Karl F. Krebs, Executive Vice President, Chief Financial Officer and Treasurer. The other NEOs are: Bank executive officers Richard G. Carr, Karen R. Makowski, Melinda A. Sartori and Anders M. Tomson. Any reference to NEOs in this Proxy Statement is to the individuals listed in the preceding sentence.

The Corporation’s compensation philosophy is designed to attract, motivate and retain highly qualified financial services’ professionals capable of maximizing business performance for the benefit of shareholders. The Compensation Committee believes in a simple, straightforward approach to executive compensation and, therefore, has limited the number and types of plans used to compensate NEOs, as discussed below in the Elements of Compensation subsection.

The Bank’s compensation plans are designed to reward NEOs for satisfying both Bank and individual performance goals. In 2015, compensation components of NEO compensation consisted of: 1) base salary; 2) short and long term performance-based incentives; and 3) retirement and other benefits. The Compensation Committee reviews quantitative and qualitative/subjective measures before applying its judgment to determine appropriate compensation for its NEOs. As a result, incentive plan pay is not tied directly to any specific set of metrics. As such, the Compensation Committee has not established rigid formulas for the allocation between cash and non-cash components, the allocation of short-term and long-term equity incentive compensation, or the percentage by which other NEOs’ compensation opportunity should be in relation to the CEO’s compensation. In 2015, the relationship between the NEOs’ total compensation (base salary plus cash and stock-based incentive compensation) and the Corporation’s financial results demonstrates the alignment the Corporation has established between pay and business performance. At the annual meeting of shareholders in 2015, shareholders approved NEO compensation as in effect in fiscal year ended December 31, 2014. The Compensation Committee considered the shareholders’ positive vote in determining NEO compensation in 2015.

Setting Executive Compensation

The Compensation and Personnel Committee engaged McLagan to conduct an Executive Compensation Review in 2015. After receiving the Report of Findings from McLagan, the Bank’s peer group for compensation of the executive officers and the peer group for financial benchmarking are now one in the same as reflected below.

The Compensation Committee analyzes and uses compensation data provided by a peer group comprised of banks in the Northeast, New York and Pennsylvania with assets between $1.0 - $3.6 billion (plus Tompkins Financial Corporation due to location). The Compensation Committee believes that the total compensation paid to the NEOs in 2015 approximates the average total compensation for similar positions at the peer banks. The following is the peer group used in 2015: ACNB Corp., AmeriServ Financial Inc., Arrow Financial Corp., Bar Harbor Bankshares, Bridge Bancorp Inc., Bryn Mawr Bank Corp., Camden National Corp., Citizens & Northern Corp., Civista Bcshs Inc., CNB Financial Corp., Codorus Valley Bancorp Inc., Enterprise Bancorp Inc., Farmers National Banc Corp., Financial Institutions Inc., First Bancorp Inc., First of Long Island Corp., Franklin Financial Services, Merchants Bancshares Inc., Orrstown Financial Services, Peoples Bancorp Inc., Suffolk Bancorp, Tompkins Financial Corp., Univest Corporation of Pennsylvania, Washington Trust Bancorp. The Company does not target any specific element of compensation to compare to amounts paid by the peer group with respect to that element. Rather, the Company uses the peer bank data to inform it of the pay levels and practices of the Bank’s peers as they most closely represent the labor market in which the Bank competes for key talent. Informed by this data, the Compensation Committee’s goal is to provide a competitive level of total compensation targeted at the average level of comparably-sized financial institutions. In 2015, the total compensation for the NEOs approximates the average of the peer group.

Elements of Compensation

In 2015, the Company’s mix of base salary and incentive compensation places the average variable pay received by NEOs, other than the CEO, at approximately 37% of the NEOs’ base salary. The CEO’s incentive pay, comprised of cash and unrestricted stock, represented approximately 66% of his base pay. Awards under the incentive plans are based on the Compensation Committee’s independent business judgment after evaluating the performance of each executive officer against pre-established Bank and individual goals. The Compensation Committee regularly reviews these elements of compensation in order to ensure that, as a whole, they conform to the Corporation’s philosophy and objectives.

Base Salary: Base salary paid to executives is reviewed against market on an annual basis. Base salary levels reflect the Compensation Committee’s perceived value of the position, both in the context of the market data for similar positions, as well as the individual fulfilling the duties of the position. Mr. Bentley reviews the base salaries of the other NEOs with the Compensation Committee and a recommendation for approval is submitted to the full Board. The recommendations are based upon an evaluation process, which includes professional and leadership performance as well as the attainment of goals set forth in the Corporation’s annual business plan.

The actual base salaries for 2015 are reported in the Summary Compensation Table on page 20. Similarly in December 2015, the Compensation Committee reviewed the NEOs’ base salaries utilizing the same methodology (relevant market data and individual performance) and increased the base salaries as follows: Mr. Carr $0; Mr. Krebs $6,180; Mrs. Makowski $5,681; Mrs. Sartori $0; and, Mr. Tomson $90,938 (when he became President & COO of the Bank). Mr. Carr and Mrs. Sartori retired on December 31, 2015.

The Compensation Committee conducts an annual performance review of the CEO. The CEO’s performance objectives are defined consistent with, and in support of, the Bank’s annual business plan. Performance is also measured against progress towards the attainment of the Bank’s long-term strategic plan. These goals include, but are not limited to, metrics related to net income, return on equity, efficiency, asset quality, bank performance against a peer group and progress in achieving long-term strategic objectives. For purposes of comparing the relevant financial metrics, the peer group consists of publicly traded banks in the Northeast, New York and Pennsylvania with total assets between $1.0 to 3.6 billion (plus Tompkins Financial Corp. due to location). In 2015 the following banks were included in the peer group: ACNB Corp., AmeriServ Financial Inc., Arrow Financial Corp., Bar Harbor Bankshares, Bridge Bancorp Inc., Bryn Mawr Bank Corp., Camden National Corp., Citizens & Northern Corp., Civista Bcshs Inc., CNB Financial Corp., Codorus Valley Bancorp Inc., Enterprise Bancorp Inc., Farmers National Banc Corp., Financial Institutions Inc., First Bancorp Inc., First of Long Island Corp., Franklin Financial Services, Merchants Bancshares Inc., Orrstown Financial Services, Peoples Bancorp Inc., Suffolk Bancorp, Tompkins Financial Corp., Univest Corporation of Pennsylvania, Washington Trust Bancorp.

In January 2016, the Compensation Committee determined that Mr. Bentley achieved his 2015 goals and he received a base salary increase of $12,250. Based on a similar assessment of the CEO’s performance in 2014, the Compensation Committee increased Mr. Bentley’s base salary by $12,750 in 2015. The total base salary earned by Mr. Bentley in 2015 is reported in the Summary Compensation Table on page 20.

Short and Long-Term Performance-Based Incentive Compensation: The Bank has created incentive compensation plans to motivate and reward senior officers (including the NEOs) for achieving predefined goals. The Compensation Committee and the Board do not subscribe to formula-driven incentive plans, but believe in maintaining discretion over the payment of incentive compensation. This discretion permits the Compensation Committee to make compensation decisions in the best interests of the Corporation and shareholders when events beyond the control of management positively or negatively influence financial results. In such circumstances, the Compensation Committee may reduce or increase incentive payments but in no event may the payments be materially greater than the levels described below. Each executive officer’s incentive award opportunity is not limited to a specified percentage of the incentive pool.

The Compensation Committee and the Board do not believe these incentive plans are reasonably likely to have a material adverse effect on the Corporation. These plans are believed to be of low risk as they provide for payments that comprise a moderate percentage of total compensation and, therefore, do not encourage excessive risk taking. Furthermore, the Corporation has decided to limit equity incentive awards to restricted stock grants, thereby reducing any motivation to take unnecessary or excessive risk to increase the Corporation’s stock price, as may be the case with stock options. Additionally, restricted stock awards are not tied to formulas that could focus NEOs on only short-term results. Finally, these programs generally conform to sound incentive compensation policies as prescribed by the Federal Reserve Board.

The Compensation Committee employs cash and restricted stock awards to recognize significant efforts or individual contributions of senior officers, including the NEOs. In determining these awards, many factors are considered including, but not limited to, the Corporation’s net earnings vs. original plan, the financial results delivered by the senior officer’s division against goal, service quality results vs. goal, individual success in implementing business plan initiatives, and other contributions made by the senior officer to the Bank’s success. The senior officers eligible for an award, the criteria used to determine individual awards, and actual awards are reviewed with the Compensation Committee. There is no expectation that these awards will be paid each year. In 2014, the Corporation established a cash bonus pool representing 30% of the aggregate base salaries of participants and a restricted stock pool representing 20% of the aggregate base salaries of participants. In 2015, the cash awards were $350,000 and the value of the restricted stock awards were $210,000, for a total of $560,000 representing approximately 22% of the aggregate base salaries of plan participants. As previously stated, these two components of incentive compensation for NEOs (other than the CEO and the President & COO) represent approximately 37% of the NEO’s base salary.

The following paragraphs provide a further description of these plans.

Chemung Financial Corporation Amended and Restated Restricted Stock Plan (the “Restricted Stock Plan”): In 2010, the Board approved a Restricted Stock Plan for officers of the Bank, excluding the CEO. The Board may make discretionary grants of restricted shares of the Corporation’s common stock to officers selected to participate in the Plan. The Board believes that these awards: 1) align the interests of the Bank’s executives and senior managers with the interests of the Bank and its shareholders; 2) ensure that the Corporation’s compensation practices are competitive and comparable with its peers; and 3) promote retention of select management level employees. The awards are based on the performance, responsibility and contributions of the NEOs and other senior officers. Mr. Bentley recommends the number of shares to be awarded to senior officers, including the NEOs, which is subject to the approval of the Compensation Committee and the Board. The awards may not exceed 15,000 shares per year in the aggregate. Fifteen senior officers including Mrs. Makowski and Mr. Krebs were awarded restricted stock in 2015. These shares vest over a five-year period, lapse with termination of employment, with or without cause, and vest immediately in case of death, disability or a change of control.

Chemung Financial Corporation Incentive Compensation Plan (the “Incentive Compensation Plan”): The Incentive Compensation Plan provides for the grant of unrestricted stock and/or cash awards to select officers and key employees designated annually in the sole discretion of the Board as a reward for attainment of annual and long-term performance goals. The maximum number of shares that can be awarded as unrestricted stock is ten thousand (10,000) per calendar year. The maximum cash bonus is $300,000 per calendar year. In 2016, the Compensation Committee recommended, and the Board approved, granting an Incentive Plan award of $290,000 to the CEO and $120,000 to the President and COO. The awards were based on Messrs. Bentley’s and Tomson’s 2015 performance measured against their pre-determined individual and Bank goals and other qualitative information considered by the Compensation Committee and the Board. The awards were paid in January 2016: Mr. Bentley received $120,000 in cash and $150,421 in the Corporation’s common stock, which amounted to 5,476 shares and Mr. Tomson received $60,000 in cash and $60,000 in the Corporation’s common stock, which amounted to 2,185 shares. Messrs. Bentley and Tomson were the only executives approved by the Board to participate in the Plan in 2015.

Retirement and Other Benefits: The Bank provides retirement benefits through a combination of the Chemung Canal Trust Company Pension Plan (the “Pension Plan”) and the Chemung Canal Trust Company 401(k) Profit Sharing, Savings and Investment Plan (the “401(k) Plan”). The Bank instituted a “soft freeze” of the Pension Plan after June 30, 2010. Employees hired after June 30, 2010 are not eligible to participate. All NEOs, except Mrs. Makowski and Messrs. Krebs and Tomson, participate in the Pension Plan. The Pension Plan is funded solely through Bank contributions and the benefits are determined based upon years of service and a calculation of final average compensation, which is further described on page 27.

The Bank’s 401(k) Plan allows employees to contribute up to 70% of base pay on a pre-tax basis up to the statutory limits. Because Mrs. Makowski and Messrs. Krebs and Tomson do not participate in the Pension Plan, they receive a 4% non-discretionary contribution to the 401(k) Plan subject to limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations. Company contributions to the 401(k) Plan for employees hired prior to July 30, 2010 are discretionary in accordance with the business plan approved by the Board each year.

In June 2012, the Compensation Committee adopted a Defined Contribution Supplemental Executive Retirement Plan (the “Defined Contribution SERP”) to attract and retain high-quality talent. The Defined Contribution SERP is intended to provide a retirement benefit comparable to that received by other executive officers participating in the Bank’s Pension Plan. Because Mrs. Makowski and Messrs. Krebs and Tomson do not participate in the Pension Plan, they are credited with an annual Company contribution in an amount equal to 20% of their base salary until the earlier of: (i) their termination of employment for any reason; or (ii) the discontinuation of their participation in the Defined Contribution SERP. The Bank may discontinue future contributions to any participant at any time. Benefits are payable upon retirement, disability, death or a change in control. The annual Bank contribution is credited as of the last day of the applicable plan year, provided that the participant is actively employed on that date. Based on a review of CEO compensation and retirement plan data of peer banks, the Board has approved Mr. Bentley’s participation in the Defined Contribution SERP. The Corporation also maintains the Chemung Canal Trust Company Executive Supplemental Pension Plan (the “Pension Plan SERP”), described more fully on page 27 and 28, to provide eligible executives pension benefits that are not payable under the Pension Plan because of limitations imposed by the Code.

The NEOs are eligible for the same benefits available to all other employees of the Bank including life and health insurance, vacations, holidays, and personal and sick leave.

The Bank maintains the Chemung Canal Trust Company Deferred Compensation Plan (the “Deferred Compensation Plan”) that allows the NEOs, and other senior officers that the Compensation Committee may approve annually, to defer amounts up to all of their compensation to a future date. Although all of the NEOs are eligible to participate, Messrs. Carr and Krebs and Madams Makowski and Sartori are the only NEOs who participate in this plan. The Deferred Compensation Plan is described more fully on page 27.

The NEOs are granted perquisites, which the Compensation Committee believes are modest, reasonable and similar to those provided to executive officers at peer financial institutions, and are designed to assist the executives in carrying out their duties. Club memberships are provided to the NEOs to enable them to interact and foster relationships with clients and local business people. Mr. Bentley has the use of a Bank-owned vehicle for business purposes. His personal use of the vehicle is subject to tax. Madams Makowski and Sartori and Messrs. Carr and Krebs each received a car allowance during 2015 which is taxed as additional compensation in accordance with IRS regulations. For the first six months of 2015, Mr. Tomson received payment for mileage and for the last six months of the year, the Bank paid Mr. Tomson’s car payment, car maintenance and gas expense.

The Bank entered into a Severance Agreement and a Change of Control Agreement with Mr. Bentley upon his joining the Company in 2006. Under the Severance Agreement, if Mr. Bentley’s employment is terminated without cause or for good reason by him, he would receive his base salary for one year and would remain covered under the Company’s employee benefit programs for one year. Under the Change of Control Agreement, Mr. Bentley would receive a range of different payments depending on the circumstances, which are further described on page 29.

The Bank has entered into Change in Control Agreements with Messrs. Carr, Krebs and Tomson and Madams Sartori and Makowski. The purpose of the agreements is to retain and secure key employees and encourage their continued attention and dedication to their assigned duties. In the event of his/her termination following a change in control, Messrs. Carr and Krebs and Madams Makowski and Sartori would receive a severance benefit equal to 2.0 times his/her highest annual compensation, including salary and bonuses, paid by the Bank to the Executive for any of the two calendar years ending with the year in which Executive’s employment terminated. Under Mr. Tomson’s Change in Control Agreement, he would receive a severance benefit equal to 2.99 times his highest annual compensation, including salary and bonuses, paid by the Bank to Mr. Tomson for any of the two calendar years ending with the year in which Mr. Tomson’s employment terminated. Under the terms of the Restricted Stock Plan, if there is a change in control, all stock awards would automatically vest and all restrictions would lapse.

COMPENSATION AND PERSONNEL COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on its review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation and Personnel Committee:

Stephen M. Lounsberry III, Chairman	William D. Eggers
David J. Dalrymple	Eugene M. Sneeringer Jr.
Robert H. Dalrymple	Richard W. Swan

TAX AND ACCOUNTING MATTERS
Section 162(m). Section 162(m) of the Code generally disallows a tax deduction to the Corporation for compensation in excess of one million dollars paid to the Company’s CEO, and to the next four highest paid officers of the Corporation, unless the compensation qualifies as “performance-based compensation” or falls under certain other specified exceptions under Section 162(m). Generally, to qualify as performance-based compensation, the plan or arrangement must contain specific performance criteria, specific limits on awards and amounts and must have shareholder approval.
Section 409A. Section 409A of the Code generally provides that unless certain requirements are met, amounts deferred under a nonqualified deferred compensation plan are currently includible in an employee’s gross income to the extent not subject to a substantial risk of forfeiture. Section 409A applies to most forms of deferred compensation, including but not limited to, nonqualified deferred compensation plans or arrangements, certain equity based performance awards, and severance plans or individual severance arrangements contained within employment agreements. Generally, under Section 409A, any severance arrangement not in compliance with Section 409A covering a NEO pursuant to an employment or change in control agreement which is effective upon termination of employment and any deferrals under a nonqualified deferred compensation plan that do not comply with Section 409A may subject the NEO to: (i) current income inclusion of the relevant amounts; (ii) interest at the IRS underpayment rate; and (iii) an additional 20% excise tax. The Corporation believes it is operating in compliance with the statutory and regulatory provisions currently in effect.

Sections 4999 and 280G. Section 4999 of the Code imposes a 20% excise tax on certain “excess parachute payments” made to “disqualified individuals.” Under Section 280G of the Code, such excess parachute payments are also nondeductible to the Company. If payments that are contingent on a change of control to a disqualified individual (which terms include the NEOs) exceed 2.99 times the individual’s “base amount,” they constitute “excess parachute payments” to the extent they exceed one times the individual’s base amount.

Pursuant to the change in control agreement with Mr. Bentley, the Company will make an indemnification payment to him in the event an excise tax is imposed on “excessive parachute payments” paid to him pursuant to his change in control agreement. Neither the Company nor the Bank is permitted to claim a federal income tax deduction for the portion of the change in control payment that constitutes an “excess parachute payment” or the indemnification payment.

Accounting Considerations. The Audit Committee is informed of the financial statement implications of the components of the compensation program for NEOs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of the Compensation Committee was an officer or an employee of the Corporation or any of its subsidiaries during 2015 or any prior period. None of the Bank’s executive officers has served as a member of a compensation committee or board of directors of any entity that has an executive officer serving as a member of the Corporation’s Board or Compensation Committee.

EXECUTIVE OFFICERS
The following sets forth certain information regarding the NEOs and other executive officers of the Company and the Bank.

Name	Age	Position
Ronald M. Bentley	63
CEO of the Corporation and the Bank (2015); President and CEO of both the Corporation and the Bank (2007); COO of the Bank (2006); President, Retail Banking at NBT Bancorp, Inc. (2005); Executive Vice President, Retail Banking and Regional President at NBT Bancorp, Inc. (2003). Mr. Bentley has been with the Bank since 2006.

Karl F. Krebs	59
Chief Financial Officer and Treasurer of the Corporation and Executive Vice President, Chief Financial Officer and Treasurer of the Bank (commencing October 16, 2013); Executive Vice President and Chief Financial Officer of Financial Institutions (2009); Senior Financial Specialist at West Valley Environmental Services, LLC, an environmental remediation services firm, prior to joining Financial Institutions in 2009. President of Robar General Funding Corp., a mortgage and construction loan broker, from 2006 to 2008; Senior Vice President and Line-of-Business Finance Director at Five Star Bank from 2005 to 2006.

Richard G. Carr	62
Executive Vice President of the Bank (2011) responsible for Business Client Services; Senior Vice President of the Bank (2004). Mr. Carr has been with the Bank since 1997. Mr. Carr retired from the Bank on December 31, 2015.

Louis C. DiFabio	52
Vice President of the Corporation (2015) and Executive Vice President of the Bank responsible for Business Client Services (2015); Executive Vice President of the Bank (2011) responsible for Retail Client Services; Senior Vice President of the Bank (2005). Mr. DiFabio has been with the Company since 1987.

Karen R. Makowski	59
Executive Vice President, Chief Administrative Officer and Chief Risk Officer of the Bank (2011); Consultant in regulatory compliance and strategic planning (2009); President & CEO, Panther Community Bank Florida (2006). Mrs. Makowski has been with the Bank since 2011.

Melinda A. Sartori	58	Executive Vice President of the Bank (2002) responsible for the Wealth Management Group. Mrs. Sartori has been with the Bank since 1994. Mrs. Sartori retired from the Bank on December 31, 2015.
Anders M. Tomson	48
President and Chief Operating Officer of the Bank (2015) also responsible for Retail Client Services and President, Capital Bank, a Division of Chemung Canal Trust Company (2011); Senior Vice President and Commercial Real Estate Division Executive at Citizens Bank in Albany (2006-2010). Mr. Tomson has been with the Bank since 2011.

Thomas W. Wirth	50
Executive Vice President of the Bank (2015) responsible for the Wealth Management Group; Senior Vice President of the Bank (2004) responsible for Investment Services. Mr. Wirth has been with the Bank since 1987.

EXECUTIVE COMPENSATION
The following tables summarize compensation information paid or earned by NEOs of the Corporation and the Bank for the fiscal year ended December 31, 2015, with comparative information for 2014 and 2013 relating to the summary compensation table.
Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(1)	Stock Awards	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value(5)	All Other Compensation(6)	Total
Ronald M. Bentley President & CEO	2015 2014 2013	$437,750 $425,458 $428,988(7)	$98,112 $91,227 $128,551	$170,000(2) $112,500(2) $138,000(2)	$21,888 $21,273 $21,449	$105,411 $303,563 $69,252	$115,740 $110,997 $105,744	$948,901 $1,065,018 $891,984
Karl F. Krebs Executive Vice President, Chief Financial Officer and Treasurer	2015 2014 2013	$206,238 $200,231 $36,923	$45,000 $50,000 -	$35,000(3) $30,000(3) -	- - -	- - -	$69,124 $64,874 $8,385	$355,362 $345,105 $45,308
Richard G. Carr Executive Vice President	2015 2014 2013	$191,351 $168,494 $159,473(7)	$50,000 $50,000 $35,000	- $30,000(3) $30,000(3)	- - -	$70,726 $136,786 $37,483	$25,055 $23,352 $21,683	$337,132 $408,632 $283,639
Karen R. Makowski Executive Vice President, Chief Administrative & Risk Officer	2015 2014 2013	$189,590 $184,067 $185,571(7)	$45,000 $50,000 $35,000	$30,000(3) $30,000(3) $30,000(3)	- - -	- - -	$62,086 $59,094 $56,701	$326,676 $323,161 $307,272
Melinda A. Sartori Executive Vice President	2015 2014 2013	$171,335 $166,537 $167,898(7)	$50,000 $50,000 $35,000	- $30,000(3) $30,000(3)	- - -	$29,603 $155,737 $9,638	$24,076 $22,788 $22,639	$275,014 $425,062 $265,175
Anders M. Tomson President & COO	2015 2014 2013	$276,033 $227,507 $229,366(7)	$60,000 $50,000 $45,000	$60,000(8) $30,000(3) $30,000(3)	- - -	- - -	$93,890 $73,454 $70,269	$489,923 $380,961 $374,635
(1) The amounts shown for salary and bonus represent amounts earned in 2015.
(2) The awards to Mr. Bentley were made under the terms of the Incentive Compensation Plan. The awards are fully vested upon grant and reflect the grant date fair value of the stock calculated as the average of the closing prices of a share of common stock of the Corporation as quoted on the NASDAQ stock market for each of the prior thirty days ending on December 31, 2015. The 2015 stock awards granted to Mr. Bentley include director fees in the amount of $19,579.

(3) The amounts shown for Messrs. Krebs, Carr and Tomson and Madams Makowski and Sartori represent shares granted under the Restricted Stock Plan and reflect the grant date fair value computed in accordance with the formula set forth in the Plan, and as reported in Note 13 of the Corporation’s audited consolidated financial statements contained in the corporation’s Form 10-K for the year ended December 31, 2015. Twenty percent of the restricted stock awarded vests each year commencing with the first anniversary date of the award and is 100 percent vested on the fifth anniversary date. See table on page 22 captioned “Grants of Plan-Based Awards.” The amount of the awards are determined in the discretion of the Board and there are no specific formulaic targets.

(4) This is an additional cash bonus awarded to Mr. Bentley pursuant to a Bank-wide 5% cash bonus plan in which all non-sales employees participate. Other NEOs are not eligible to participate in this 5% cash bonus pool.

 (5) The amounts shown represent the aggregate change, from December 31, 2014 to December 31, 2015, in the present value of the named executive officers’ accumulated pension benefit from the Chemung Canal Trust Company Pension Plan and, for Mr. Bentley, from the Chemung Canal Trust Company Executive Supplemental Retirement Plan.

(6) The amounts shown include matching contributions made by the Bank to the 401(k) Plan, dividends paid on unvested restricted stock, Defined Contribution SERP contributions, and perquisites, such as car and club memberships. The NEOs participate in certain group health, life, disability and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. See the table below captioned “All Other Compensation Table.”

(7) This amount reflects one extra pay period during 2013.
(8) The awards to Mr. Tomson were made under the terms of the Incentive Compensation Plan. The awards are fully vested upon grant and reflect the grant date fair value of the stock calculated as the average of the closing prices of a share of common stock of the Corporation as quoted on the NASDAQ stock market for each of the prior thirty days ending on December 31, 2015.

All Other Compensation

Name	401(k) Match	Dividends on Restricted Stock	Automobile Allowance/Usage	Club Memberships	Defined Contribution SERP	Total
Ronald M. Bentley	$7,950	$—	$3,273	$13,035	$91,482	$115,740
Karl F. Krebs	$10,353	$1,107	$6,000	$9,684	$41,980	$69,124
Richard G. Carr	$7,077	$2,798	$6,000	$9,180	$—	$25,055
Karen R. Makowski	$9,676	$3,006	$6,000	$3,784	$39,620	$62,086
Melinda A. Sartori	$6,838	$2,798	$6,000	$8,440	$—	$24,076
Anders M. Tomson	$10,600	$3,258	$7,730	$14,993	$57,309	$93,890

Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards
Ronald M. Bentley	01/20/2016	5,476	$150,426	(1)
	01/11/2016	713	$19,586	(12)
	01/21/2015	3,303	$92,649	(1)
	01/15/2015	709	$19,887	(12)
	01/16/2014	645	$21,001	(12)
	01/15/2014	3,595	$117,053	(1)
	01/16/2013	4,116	$112,161	(1)
	01/10/2013	582	$15,859	(12)
	01/13/2012	707	$16,084	(12)
	01/15/2011	741	$16,524	(12)
	01/15/2010	745	$15,831	(12)
	02/06/2009	837	$17,075	(12)
	01/18/2008	633	$17,249	(12)
Karl F. Krebs	12/16/2015	1,271	$35,016	(11)
	12/17/2014	1,064	$30,015	(8)
Richard G. Carr	12/16/2015	0	$—	(10)
	12/17/2014	1,064	$30,015	(8)
	12/20/2013	933	$30,024	(5)
	12/19/2012	788	$20,023	(4)
	12/21/2011	653	$15,019	(3)
	12/15/2010	706	$15,003	(2)
Karen R. Makowski	12/16/2015	1,089	$30,002	(11)
	12/17/2014	1,064	$30,015	(8)
	12/20/2013	933	$30,024	(5)
	12/19/2012	984	$25,003	(4)
	02/06/2012	1,079	$25,011	(6)
Melinda A. Sartori	12/16/2015	0	$—	(10)
	12/17/2014	1,064	$30,015	(8)
	12/20/2013	933	$30,024	(5)
	12/19/2012	788	$20,023	(4)
	12/21/2011	653	$15,019	(3)
	12/15/2010	706	$15,003	(2)
Anders M. Tomson	01/13/2016	2,185	$60,022	(9)
	12/17/2014	1,064	$30,015	(8)
	12/20/2013	933	$30,024	(5)
	12/19/2012	1,181	$30,009	(4)
	12/21/2011	653	$15,019	(3)
	07/08/2011	1,000	$22,950	(7)
(1)   This grant was awarded to Mr. Bentley as part of a year-end bonus pursuant to the Incentive Compensation Plan. The stock award is based on the average of the closing prices of a share of the Corporation’s common stock as quoted on the NASDAQ Stock Market for each of the prior thirty trading days ending on December 31, 2015, which calculates to a grant price of $27.47 in 2016, $28.05 in 2015, $32.56 in 2014 and $27.25 in 2013.

(2)   These amounts represent the market value of $21.25, the closing price for the Corporation’s common stock on the grant date, December 15, 2010. The stock was awarded under the Restricted Stock Plan.

(3)   These amounts represent the market value of $23.00, the closing price for the Corporation’s common stock on the grant date, December 21, 2011. The stock was awarded under the Restricted Stock Plan.

(4)   These amounts represent the market value of $25.41, the closing price for the Corporation’s common stock on the grant date, December 19, 2012. The stock was awarded under the Restricted Stock Plan.

(5)   These amounts represent the market value of $32.18, the average of the closing prices of a share of Corporation’s common stock as quoted on the NASDAQ Stock Market for each of the prior thirty trading days ending on 12/20/2013. The stock was awarded under the Restricted Stock Plan.

(6)    Under the terms of her offer of employment, this amount was granted to Mrs. Makowski upon completion of 90 days of employment and is based on a market value of $23.18, the closing price of a share of the Corporation’s common stock on February 6, 2012.

(7)   Under the terms of his offer of employment, this amount was granted to Mr. Tomson upon completion of 90 days of employment and is based on the market value of $22.95, the closing price of a share of the Corporation’s common stock on July 8, 2011.

(8)   These amounts represent the market value of $28.21, the average of the closing prices of a share of the Corporation’s common stock as quoted on the NASDAQ Stock Market for each of the prior thirty trading days ending on 12/20/2014. The stock was awarded under the Restricted Stock Plan.

(9)   This grant was awarded to Mr. Tomson as part of a year-end bonus pursuant to the Incentive Compensation Plan. The stock award is based on the average of the closing prices of a share of the Corporation’s common stock as quoted on the NASDAQ Stock Market for each of the prior thirty trading days ending on December 31, 2015, which calculates to a grant price of $27.47 in 2016.

(10) Mr. Carr and Mrs. Sartori retired on December 31, 2015.
(11)   These amounts represent the market value of $27.55, the average of the closing prices of a share of the Corporation’s common stock as quoted on the NASDAQ Stock Market for each of the prior thirty trading days ending on 12/16/2015. The stock was awarded under the Restricted Stock Plan.

(12)  This grant was awarded to Mr. Bentley as part of the Directors’ Compensation Plan for his service on the Boards of Directors of the Corporation and the Bank in an amount equal in value to the average compensation awarded to non-employee directors who have served twelve (12) months of the previous year. The stock award is based on the average of the closing prices of a share of the Corporation’s common stock as quoted on the NASDAQ Stock Market for each of the prior thirty trading days ending on December 31st of the year of service, which calculates to a grant price of $27.25 in 2008, $20.40 in 2009, $21.25 in 2010, $22.30 in 2011, $22.75 in 2012, $27.25 in 2013, $32.56 in 2014, $28.05 in 2015 and $27.47 in 2016.

Outstanding Equity Awards at December 31, 2015

Restricted Stock Awards Under the Restricted Stock Plan
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Karl F. Krebs	12/16/2015	1,271	$34,953
	12/17/2014	852	$23,430
Richard G. Carr(3)	12/16/2015	0	$0
	12/17/2014	0	$0
	12/20/2013	0	$0
	12/19/2012	0	$0
	12/21/2011	0	$0
	12/15/2010	0	$0
Karen R. Makowski	12/16/2015	1,089	$29,948
	12/17/2014	852	$23,430
	12/20/2013	561	$15,428
	12/19/2012	395	$10,863
	02/06/2012	434	$11,935
Melinda A. Sartori(3)	12/16/2015	0	$0
	12/17/2014	0	$0
	12/20/2013	0	$0
	12/19/2012	0	$0
	12/21/2011	0	$0
	12/15/2010	0	$0
Anders M. Tomson	12/17/2014	852	$23,430
	12/20/2013	561	$15,428
	12/19/2012	473	$13,008
	12/21/2011	132	$3,630
	07/08/2011	200	$5,500
(1) Restricted stock awards vest over a five year period after the date of the grant.
(2) These amounts represent the market value of $27.50, the closing price for the Corporation common stock on December 31, 2015.
(3)   Mr. Carr and Mrs. Sartori retired on 12/31/2015. The Board of Directors approved a resolution on December 16, 2015 to vest, effective December 31, 2015, the unvested portion of the restricted stock granted to Mr. Carr and Mrs. Sartori, respectively, in years 2011, 2012, 2013 and 2014, in recognition of their years of service to the Bank.

Stock Vested as of December 31, 2015

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards
Karl F. Krebs	12/17/2015	212	$5,896	(12)
Richard G. Carr	12/31/2015	1,861	$51,178	(11)
	12/17/2015	212	$5,896	(12)
	12/21/2015	186	$4,998	(13)
	12/21/2015	158	$4,245	(14)
	12/21/2015	131	$3,503	(15)
	12/15/2015	142	$3,909	(16)
	12/19/2014	186	$5,093	(10)
	12/19/2014	157	$4,299	(10)
	12/19/2014	130	$3,559	(10)
	12/15/2014	141	$3,983	(9)
	12/23/2013	130	$4,311	(5)
	12/19/2013	157	$5,135	(6)
	12/16/2013	141	$4,621	(7)
	12/21/2012	130	$3,907	(1)
	12/15/2012	141	$3,588	(2)
	12/15/2011	141	$3,314	(3)
Karen R. Makowski	12/17/2015	212	$5,896	(12)
	12/21/2015	186	$4,998	(13)
	12/21/2015	197	$5,293	(14)
	02/06/2015	215	$5,824	(4)
	12/19/2014	186	$5,093	(10)
	12/19/2014	196	$5,366	(10)
	02/06/2014	215	$6,115	(4)
	12/19/2013	196	$6,411	(6)
	02/06/2013	215	$6,343	(4)
Melinda A. Sartori	12/31/2015	1,861	$51,178	(11)
	12/17/2015	212	$5,896	(12)
	12/21/2015	186	$4,998	(13)
	12/21/2015	158	$4,245	(14)
	12/21/2015	131	$3,503	(15)
	12/15/2015	142	$3,909	(16)
	12/19/2014	186	$5,093	(10)
	12/19/2014	157	$4,299	(10)
	12/19/2014	130	$3,559	(10)
	12/15/2014	141	$3,983	(9)
	12/23/2013	130	$4,311	(5)
	12/19/2013	157	$5,135	(6)
	12/16/2013	141	$4,621	(7)
	12/21/2012	130	$3,907	(1)
	12/14/2012	141	$3,588	(2)
	12/15/2011	141	$3,314	(3)

Anders M. Tomson	12/17/2015	212	$5,896	(12)
	12/21/2015	186	$4,998	(13)
	12/21/2015	236	$6,341	(14)
	12/21/2015	131	$3,503	(15)
	07/08/2015	200	$5,340	(8)
	12/19/2014	186	$5,093	(10)
	12/19/2014	236	$6,462	(10)
	12/19/2014	130	$3,559	(10)
	07/08/2014	200	$6,128	(8)
	12/23/2013	130	$4,311	(5)
	12/19/2013	236	$7,720	(6)
	07/08/2013	200	$6,556	(8)
	12/21/2012	130	$3,907	(1)
	07/09/2012	200	$5,140	(8)
(1) These amounts represent the market value of $30.05, the closing price for the Corporation’s common stock on the 12/21/2012 vesting date.
(2) These amounts represent the market value of $25.45, the closing price for the Corporation’s common stock on the 12/14/2012 vesting date.
(3) These amounts represent the market value of $23.50, the closing price for the Corporation’s common stock on the 12/15/2011 vesting date.
(4)    In accordance with the terms of Mrs. Makowski’s offer of employment, these amounts represent the market value of $27.09, $28.44 and $29.50, respectively, the closing prices for the Corporation’s common stock on the 2/6/2015, 2/6/2014 and 2/6/2013 vesting dates.

(5) These amounts represent the market value of $33.16, the closing price for the Corporation’s common stock on the 12/23/2013 vesting date.
(6) These amounts represent the market value of $32.71, the closing price for the Corporation’s common stock on the 12/19/2013 vesting date.
(7) These amounts represent the market value of $32.77, the closing price for the Corporation’s common stock on the 12/16/2013 vesting date.
(8)    In accordance with the terms of Mr. Tomson’s offer of employment, these amounts represent the market value of $26.70, $30.64, $32.78 and $25.70, the closing price for the Corporation’s common stock on the 7/8/2015, 7/8/2014, 7/8/2013 and 7/9/2012 vesting dates.

(9) These amounts represent the market value of $28.25, the closing price for the Corporation’s commons stock on the 12/15/2014 vesting date.
(10) These amounts represent the market value of $27.38, the closing price for the Corporation’s common stock on the 12/19/2014 vesting date.
(11) These amounts represent the market value of $27.50, the closing price for the Corporation’s common stock on the 12/31/2015 vesting date.
(12) These amounts represent the market value of $27.81, the closing price for the Corporation’s common stock on the 12/17/2015 vesting date.
(13) These amounts represent the market value of $26.87, the closing price for the Corporation’s common stock on the 12/21/2015 vesting date.
(14) These amounts represent the market value of $26.87, the closing price for the Corporation’s common stock on the 12/21/2015 vesting date.
(15) These amounts represent the market value of $26.74, the closing price for the Corporation’s common stock on the 12/21/2015 vesting date.
(16) These amounts represent the market value of $27.53, the closing price for the Corporation’s common stock on the 12/15/2015 vesting date.

Deferred Compensation Plan

The Deferred Compensation Plan is a nonqualified plan that allows a select group of management, including the NEOs, to defer all of their annual compensation, to a future date. Eligible employees are generally highly compensated employees and are designated by the Board from time to time. Deferred amounts are an unfunded liability of the Bank. The Plan requires deferral elections be made before the beginning of the calendar year during which the participant will perform the services to which the compensation relates. Participants in the Plan are required to elect a form of distribution, either lump sum payment or annual installments not to exceed ten years, and a time of distribution, either a specified age or a specified date. The terms and conditions for the deferral of compensation are subject to the provisions of 409A of the Code. As noted on page 17, only Messrs. Carr and Krebs and Madams Makowski and Sartori participate in this Plan.

Pension Benefits

Tax Qualified Pension Plan: Messrs. Bentley and Carr and Mrs. Sartori are participants in the Pension Plan, a non-contributory defined benefit pension plan. The Pension Plan is a “qualified plan” under the Code and therefore must be funded. Contributions are deposited to the Plan and held in trust. The Pension Plan assets may only be used to pay retirement benefits and eligible plan expenses. As of December 31, 2015, Messrs. Bentley and Carr and Mrs. Sartori had reached age 55 and had completed five years of service to be eligible for early retirement.

Under the Pension Plan, pension benefits are based upon final average annual compensation where the annual compensation is total base earnings paid plus 401(k) salary deferrals. Bonuses, overtime, commissions and dividends are excluded. The normal retirement benefit equals 1.2% of final average compensation (highest consecutive five years of annual compensation in the prior ten years) times years of service (up to a maximum of 25 years), plus 1% of average monthly compensation for each additional year of service (up to a maximum of 35 years), plus .65% of average monthly compensation in excess of covered compensation for each year of credited service up to 35 years. Covered compensation is the average of the social security taxable wage bases in effect for the 35 year period prior to normal social security retirement age. Compensation for purposes of determining benefits under the Pension Plan is reviewed annually.

Normal retirement age under the Plan is 65. Participants may commence their retirement benefit prior to the age of 65 if they have at least five years of credited service and have attained age 55. The retirement benefit payable before age 65 is reduced to recognize the greater number of years during which the participant will receive the retirement benefit. The reduction is 6 2/3% for each year between age 60 and 65 that the benefit commences prior to the age of 65. The reduction prior to age 60, if the benefit commences between age 55 and 60, is 5.33% per year.

Nonqualified Pension Plan SERP: As described above, the Code places limitations on compensation amounts that may be included under the Pension Plan. The Pension Plan SERP is provided to executives in order to produce total retirement benefits, as a percentage of compensation that is comparable to employees whose compensation is not restricted by the annual compensation limit. Pension amounts based upon the Pension Plan formula, which exceed the applicable limitations, will be paid under the Pension Plan SERP. Currently, Mr. Bentley is the only active participant.

The Pension Plan SERP is a “nonqualified plan” under the Code. Contributions to the Plan are not held in trust; therefore, they may be subject to the claims of creditors in the event of bankruptcy or insolvency. When payments come due under the Plan, cash is distributed from general assets.

Nonqualified Defined Contribution SERP: The Defined Contribution SERP is provided to certain executives to motivate and retain key management employees by providing a nonqualified retirement benefit that is payable at retirement, disability, death and certain other events. The Defined Contribution SERP will deliver a retirement benefit comparable to that received by other executive officers participating in the Bank’s Defined Benefit Plan. Currently, Messrs. Bentley, Krebs, Tomson and Mrs. Makowski are the only active participants.

The Pension Plan SERP is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees.

Pension Benefits Table

The table below sets forth the accumulated benefits to which the executives would be entitled had they terminated employment on December 31, 2015 and elected to commence their benefit at the earliest age at which they would receive an unreduced benefit, payable as a monthly benefit for as long as the executive lived. The expected benefit payments are discounted using interest and mortality assumptions to produce the present value of the accumulated benefit as of December 31, 2015. The assumed interest rate is 4.39% and the mortality assumptions are based upon the RP2014 Mortality Table projected with mortality improvement scale MP2015, to the expected year of benefit commencement.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)
Ronald M. Bentley	Chemung Canal Trust Company Pension Plan Chemung Canal Trust Company Executive Supplemental Pension Plan	10 10	$509,245 $363,618
Richard G. Carr	Chemung Canal Trust Company Pension Plan	18	$525,240
Melinda A. Sartori	Chemung Canal Trust Company Pension Plan	21	$544,066

The aggregate increase in the actuarial present value of accumulated benefits under both the Chemung Canal Trust Company Pension Plan and the Chemung Canal Trust Company Executive Supplemental Pension Plan are set forth in the Summary Compensation Table. The table below shows the breakdown of the increase in the actuarial present value of accumulated benefits for each Plan.

Name	Plan Name	Increase in the Actuarial Present Value of the Pension Benefit as of 12/31/15
Ronald M. Bentley	Chemung Canal Trust Company Pension Plan Chemung Canal Trust Company Executive Supplemental Pension Plan	$54,934 $50,477
Richard G. Carr	Chemung Canal Trust Company Pension Plan Chemung Canal Trust Company Executive Supplemental Pension Plan	$70,726 -
Melinda Sartori	Chemung Canal Trust Company Pension Plan Chemung Canal Trust Company Executive Supplemental Pension Plan	$29,603 -

Mr. Carr and Mrs. Sartori retired from the Company on December 31, 2015.

Defined Contribution SERP

As previously discussed on page 27, the Bank maintains a Defined Contribution SERP to provide additional retirement income to select, key employees that cannot be provided through the qualified Pension Plan because of the “soft freeze” in effect after July 30, 2012. Additionally, Mr. Bentley participates in the SERP in order to provide retirement benefits to him comparable to other peer group chief executive officers. The annual contributions are approved by the Board. The Plan was first adopted in June of 2012. The following Table sets forth the Bank contributions for 2015 on behalf of the NEOs.

Name	Registrant Contribution	Aggregate Balance
Ronald M. Bentley	$91,482	$346,856
Karl F. Krebs	$41,980	$89,532
Karen R. Makowski	$39,620	$150,156
Anders M. Tomson	$57,309	$193,832

Potential Payments upon Termination of Employment or Change in Control

The following paragraphs summarize the estimated amounts payable to each of the NEOs under an employment agreement or change in control agreement assuming employment was terminated December 31, 2015.

Mr. Bentley is covered under a Severance Agreement and a Change of Control Agreement. Under the Severance Agreement, if terminated involuntarily without cause, or for good reason by him, he would receive one year’s salary equal to $450,000 and employee benefits for one year equal to $884,308.

Under the Change of Control Agreement, Mr. Bentley would receive a number of payments and benefits under different circumstances: 1) Within two years following a change of control if there is (a) involuntary termination without cause or by him for good reason, or (b) there is a termination by him for any reason within one year of the change of control, he would receive cash severance equal to 2.99 times the highest annual compensation paid to him, based upon the prior two years, in the amount of $1,667,673, the present value of employee retirement plan benefits in the amount of $1,801,590 and a potential tax gross-up of excise tax; and 2) if he voluntarily terminates his employment more than one year after a change of control, his payments would total $2,035,490 comprised of cash severance of $570,000 and the present value of employee and retirement plan benefits of $1,465,490.

Under the Bank’s executive supplemental disability benefit program Mr. Bentley, if terminated due to disability, would receive benefits that would continue until the earlier of recovery, death or age 67 with a present value of $964,994.

The Corporation has entered into a new Change of Control Agreement with Mr. Tomson, President & Chief Operating Officer. Following a change in control, if Mr. Tomson’s employment is terminated within twelve months or if he resigns for any reason, the agreement provides for a payment of 2.99 times Mr. Tomson’s highest annual compensation (including only salary and bonus) paid by the Bank to the executive for any of the two calendar years ending with the year in which Mr. Tomson’s employment ended. Payments would be made in equal monthly installments for twenty-four (24) months following his effective date of termination. The amount of severance pay that Mr. Tomson would be entitled to, pursuant to the Change in Control Agreement, if termination had occurred on December 31, 2015 would be $1,259,567. The Corporation has entered into Change of Control Agreements with executive officers Krebs and Makowski. Following a change in control, if the executive’s employment is terminated within twelve months or if the executive resigns for any reason, the agreements provide for payments of two (2) times the executive’s highest annual compensation (including only salary and bonus) paid by the Bank to the executive for any of the two calendar years ending with the year in which the executive’s employment ended. Payments would be made in equal monthly installments for twenty-four (24) months following the effective date of the termination. The amount of severance pay that each of the executive officers would be entitled to, pursuant to the Change in Control Agreements, if termination had occurred on December 31, 2015 is as follows: Mr. Krebs $650,391 and Mrs. Makowski $710,938.

RELATED MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934 requires directors and certain officers of Chemung Financial and persons who beneficially own more than ten percent of the outstanding shares of the Corporation’s common stock to file reports of beneficial ownership and changes of beneficial ownership of shares of common stock of the Company with the SEC. SEC regulations require such persons to furnish the Corporation with copies of all Section 16(a) reports they file. Based solely upon review of the copies of such reports furnished to the Corporation and its representatives and certain representations that no other reports were required, all persons subject to the SEC reporting requirements filed the required reports on a timely basis except Robert H. Dalrymple who purchased shares of the Corporation’s common stock on May 12, 2015 and reported it on May 14, 2015.

Certain Transactions with Related Parties

A number of the Corporation’s directors, members of executive management and their associates are customers of the Bank. Any extensions of credit made to them are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable loans with persons not related to the Corporation and do not involve more than normal risk of collectability or present other unfavorable features to the Bank.

The law firm of Sayles & Evans, of which Ms. Drinkwater is a partner, provided legal services to the Corporation in 2015. The amount paid to this entity was less than the established reporting thresholds. In accordance with applicable law, the Bank’s policy requires that a review of related party transactions over $120,000 be conducted for potential conflict of interest and all such transactions be approved by the Board.

Code of Ethics

The Board of Directors has adopted a Code of Ethics for Senior Financial Officers, which applies to Chemung Financial’s chief executive officer, the chief auditor and other senior officers performing accounting, auditing, financial management or similar functions. This Code of Ethics supplements a Code of Business Conduct and Ethics, which governs all employees, officers and directors. Both codes can be viewed on the Bank’s website at:

•	https://www.snl.com/IRWebLinkX/corporateprofile.aspx?iid=100690.

AUDIT AND RISK MANAGEMENT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Chemung Financial Corporation’s Audit and Risk Management Committee (the “Committee”) assists the Board in fulfilling its oversight responsibilities for the integrity of the Corporation’s financial statements, systems of internal accounting and financial controls, compliance with legal and regulatory requirements, and the independent auditor’s qualifications, independence and performance, as well as the performance of its internal audit function. The members of the Committee meet the independence requirements of applicable laws and rules as determined by the Board. Five meetings of the Committee were held during 2015. The charter was approved in February 2016 and can be viewed on the Bank’s website at:

•	https://www.snl.com/IRWebLinkX/corporateprofile.aspx?iid=100690.

On March 8, 2016, the Committee appointed the independent registered public accounting firm, Crowe Horwath LLP, as the Corporation’s independent auditors for the fiscal year ending December 31, 2016.

The Committee has reviewed and discussed with management and with Crowe Horwath, the Corporation’s audited consolidated financial statements for the year ended December 31, 2015. The Committee has received from Crowe Horwath the written disclosures and the letter required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, relating to auditor independence. The Committee also discussed the quality and adequacy of the Corporation’s internal controls with management and the independent auditors. In addition, the Committee also reviewed with Crowe Horwath their audit plans, audit scope and identification of audit risks.

The Committee discussed and reviewed with Crowe Horwath all communications required by Statement on Auditing Standards No. 61, Communications with Audit Committees, and has discussed and reviewed the results of their examination of the financial statements.

Based upon the above-mentioned reviews and discussions with management and Crowe Horwath, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Chemung Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015 to be filed with the Securities and Exchange Commission.

The Audit Committee:

Larry H. Becker, Chairman	Eugene M. Sneeringer Jr.
William D. Eggers	G. Thomas Tranter Jr.
John F. Potter

Fees Paid to Independent Registered Public Accounting Firm

Fees billed by Crowe Horwath LLP relating to the years ending in 2014 and 2015 are provided in the following table. All services provided by Crowe Horwath in 2014 and 2015 were pre-approved by the Audit Committee.

Type of Service	Fiscal Years Ended December 31,
	2014	2015
Audit Fees	$237,000	$274,000
Audit-Related Fees	10,850	7,500
Tax Fees	-	-
All Other Fees	2,495	2,495
Total Fees	$250,345	$283,995

The audit fees were for professional services rendered for the audit of the Corporation’s annual financial statements, management’s report on internal control over financial reporting and review of financial statements included in the Corporation’s Quarterly Reports on Form 10-Q, and services that are normally provided by Crowe Horwath in connection with statutory and regulatory filings or engagements.

The “Audit Related Fees” for 2015 were for S-8 consent procedures. The 2014 amount was related to additional services required for the filing of the September 30, 2014 10-Q and S-8 consent procedures.

The “All Other Fees” billed to the Corporation by Crowe Horwath for software licenses and audit work paper fees.

Audit Committee Pre-Approval Policies and Procedures

The Committee pre-approves the audit and permissible non-audit services provided by the independent auditors. These services may include audit services, non-audit services, audit-related services, tax services and other services. Crowe Horwath and management periodically report to the Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Committee may also pre-approve additional services on a case-by-case basis. In the period between meetings of the Audit Committee, the Committee Chair or a delegated sub-committee is authorized to pre-approve such services provided that such pre-approval is ratified by the Committee at its next regularly scheduled meeting.

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Although shareholder approval of the appointment of Crowe Horwath is not required, the Board believes that it is important to give shareholders an opportunity to ratify this selection. If it is not ratified, the Audit Committee will consider the shareholders’ views in future selections of the Corporation’s independent auditors.

A representative of Crowe Horwath is expected to be present at the Annual Meeting and available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

SHAREHOLDER PROPOSALS AT THE ANNUAL MEETING IN THE YEAR 2017

The Company’s Board will establish the date for the 2017 Annual Meeting of Shareholders. Under SEC regulations, in order for a shareholder to be entitled to have a shareholder proposal included in the Company’s proxy statement for the 2017 meeting, the proposal must be received by the Corporate Secretary of Chemung Financial Corporation at its principal executive offices, One Chemung Canal Plaza, Elmira, New York 14901, no later than December 1, 2016, which is 120 days prior to the date the proxy statement for the 2017 Annual Meeting will be first mailed. The shareholder must also satisfy the other requirements of SEC Rule 14a-8. Note that this requirement is separate from the notice requirements described in this Proxy Statement regarding the advance notice that is required before a shareholder is permitted to present a proposal for a vote at any annual meeting pursuant to the Corporation’s bylaws.

GENERAL

The Corporation’s 2015 Annual Report to Shareholders on Form 10-K, together with an abbreviated report for the twelve-month period accompanies this Proxy Statement, which was mailed to shareholders on or about March 31, 2016. The annual report is not part of the proxy solicitation materials. The Annual Report on Form 10-K is also available on the Bank’s website, https://www.snl.com/IRWebLinkX/corporateprofile.aspx?iid=100690 and will be furnished to any shareholder upon written request to the Corporate Secretary, One Chemung Canal Plaza, Elmira, New York 14901.

OTHER MATTERS

The Board is not aware of any other matters to be brought before the Annual Meeting other than as specified above. If, however, any other matters should come before the 2016 Annual Meeting, it is intended that the persons named in the enclosed proxy, or their substitutes, will vote such proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors
Kathleen S. McKillip
Secretary

Date:    March 31, 2016
One Chemung Canal Plaza
Elmira, New York 14901

CHEMUNG FINANCIAL CORPORATION
Annual Meeting of Shareholders – May 12, 2016
This proxy is solicited on behalf of the Board of Directors

The undersigned shareholder(s) hereby appoint(s) Karl F. Krebs and Thomas J. Whitaker as proxies, with power to act without the other and with the power to appoint his substitute, and hereby authorizes them to represent and vote as designated on the items on the reverse side, and at the discretion of said proxies on such other matters as may properly come before the meeting, all the shares of stock of Chemung Financial Corporation held on record by the undersigned on March 14, 2016, standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Corporation to be held May 12, 2016 or any adjournment thereof.

(Continued and to be marked, signed and dated on reverse side)
__________________________________________________________________

ANNUAL MEETING OF SHAREHOLDERS OF
CHEMUNG FINANCIAL CORPORATION
MAY 12, 2016

PROXY VOTING INSTRUCTIONS

INTERNET – Access www.voteproxy.com and follow the on-screen instructions. Have your Proxy Card available when you access the web page.

TELEPHONE – Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your Proxy Card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

1)    MAIL – Date, sign and mail your proxy card in the
Envelope provided as soon as possible.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.astproxyportal.com/ast/01079

If you are not voting via telephone or internet, detach along perforated line and mail in the envelope provided.
----------------------------------------------------------------------------------------------------

IF VOTING BY MAIL, PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

1. Election of Directors: ☐ For all Nominees ☐ Withhold Authority For All Nominees ☐ For All Except (see instructions below)	NOMINEES: Three-Year Term: m Ronald M. Bentley m Robert H. Dalrymple m Clover M. Drinkwater m Richard W. Swan Two-Year Term: m Kevin B. Tully

2. To approve, on a non-binding advisory basis,
 the compensation of the Named Executive
 Officers of the Company (“Say on Pay”).

3. To ratify the appointment of Crowe Horwath
LLP as the Company’s independent registered
public accounting firm for the fiscal year ending
December 31, 2016.

FOR AGAINST ABSTAIN ☐ ☐ ☐ FOR AGAINST ABSTAIN ☐ ☐ ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
This proxy will, when properly executed, be voted as directed by the shareholder.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

If no direction is given, this proxy will be voted ‘FOR’ the election of the nominees in Proposal 1, ‘FOR’ Proposal 2, and ‘FOR’ Proposal 3.

To change the address on your account, please check the box and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder	Date	Signature of Shareholder	Date
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.